PROSPECTUS and	PRICING SUPPLEMENT NO. 29
PROSPECTUS SUPPLEMENT, each	Dated March 10, 2017
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $11,300,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$300,000,000 2.200% Fixed Rate Senior Notes Due March 13, 2020

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETQ2 / US24422ETQ25

Date of Issue:	March 15, 2017

Maturity Date:	March 13, 2020

Principal Amount:	$300,000,000

Price to Public:	99.922% plus accrued interest from March 15, 2017

Interest Payment Dates:	Semi-annually on March 13 and September 13, commencing on September 13, 2017 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.200% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$90,000,000
	MUFG Securities Americas Inc.	90,000,000
	RBC Capital Markets, LLC	90,000,000
	BNP Paribas Securities Corp.	10,000,000
	Credit Agricole Securities (USA) Inc.	10,000,000
	Credit Suisse Securities (USA) LLC	10,000,000
	Total	$300,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.772% plus accrued interest from March 15, 2017 if settlement occurs after that date.

In addition to the selling and other restrictions set forth in “Plan of Distribution” in the accompanying prospectus supplement, the following applies with respect to Switzerland:

Notice to Prospective Investors in Switzerland

This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the agents from time to time.